Exhibit 99.1

COST PLUS, INC. CONFIRMS NO NET NEW STORES FOR 2008 AND ANNOUNCES A

10% REDUCTION IN CORPORATE WORKFORCE

OAKLAND, Calif. – January 24, 2008 — Cost Plus, Inc. (Nasdaq: CPWM) announced that it will exit eight media markets during fiscal 2008 while closing 18 of its existing stores. The elimination of these media markets will allow the Company to increase its brand presence in outperforming markets. The Company plans to open 17 new stores over the next 12 months in existing states, confirming its previously announced intent not to increase store count in fiscal 2008. Additionally, the Company will reduce its corporate workforce by approximately 10% through the consolidation of functions and the automation of certain activities. The Company anticipates these cost reductions will result in annual savings of approximately $8 million beginning in fiscal year 2008.

President and Chief Executive Officer, Barry Feld, commented, “It is extremely difficult to lose valuable employees who have worked so hard to move the company forward, particularly given our already tightly controlled infrastructure. However, the workforce reduction and the closure of underperforming stores are necessary to complete the turnaround in the midst of a challenging retail and economic climate. When combined with the progress that has already been achieved in re-merchandising our stores, improving traffic trends in many markets and substantial increases in the units per transaction, these actions help position the Company to return to sustainable profitability and future long-term growth.”

In the fourth fiscal quarter of 2007, the Company will record a non-cash pre-tax charge of approximately $3 million for the write-down of assets related to the store closures and $800,000 in severance costs related to the store and corporate workforce reductions. During fiscal 2008, the Company expects to record a pre-tax charge of approximately $9 million for costs related to the store closures. The cash outlay for the store closures will be partially offset by approximately $7 million in cash receipts from the sale of inventory in closed stores.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, the Company operates 298 stores in 34 states.

The above statements relating to anticipated annual savings, positioning the Company to return to sustainable profitability and future long-term growth, expected income statement charges and net cash outlays are "forward-looking statements" that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. These risks and uncertainties include the following: unanticipated costs associated with the store closings and workforce reduction, inability to achieve the projected savings, failure to achieve anticipated receipts from inventory liquidation, changes in the valuation of Company assets, changes in the competitive environment, changes in the cost of goods and services purchased, including fuel, transportation and insurance; deteriorating economic conditions and the possibility of a recession; and accounting adjustments identified in closing the Company’s books. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company's risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

(510) 808-9119

# # #